Exhibit 10.02

Restated Independent Contractor Agreement with James Wotjak dated February 18, 2000

RESTATED INDEPENDENT CONTRACTOR AGREEMENT

(James Wojtak and Farpoint Productions)

This Restated Consulting Agreement (the “Agreement”) effective as of February 18, 2000, is by and between Out of Bounds Sports Co., a Nevada Corporation, hereinafter (the ”Company”), whose principal place of business is 4180 La Jolla Village Drive, Suite 500, La Jolla, California 92037 and James Wojtak and Farpoint Productions, hereinafter (the “Contractor”) whose principal address is 3429 1st Avenue, San Diego, California 92103, and supersedes that certain Independent Contractor Agreement dated October 11, 1999.

RECITALS

A.        Whereas, the Company is engaged in the business of creating and developing various cartoon and animated characters and marketing various products with such characters, including but not limited to clothing, accessories, children’s books, interactive animated compact disc and software games.

B.           Whereas, the Company and its founder have created several characters, “Doolittle” which is the Company’s main character, and “Ajax” and “R-Dub” who are additional character’s and the side kicks of Doolittle.

B.            Whereas, the Company desires to retain Contractor, and Contractor desires to be retained by Company to perform writing and concepting services for and with regard to development of the life history and story line pertaining to the Company's main character "Doolittle" and additional characters “Ajax” and “R-Dub.”

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual warranties, representations, agreements and undertakings hereinafter set forth, the parties do hereby agree as follows:

ARTICLE 1.

CERTAIN DEFINITIONS.

1.1          For the purpose of this Agreement, the terms defined in this Article 1., shall have the meanings set out below. All capitalized terms not defined in this Article 1., shall have the meanings ascribed to them in other parts of this Agreement.

1.2           “Advance” shall mean those moneys that are deductible from the Contractor’s share of royalties earned from sales of the Forms of Work.

1.3           “Children’s Book” shall mean books as defined by widely accepted industry standards as they pertain to length, format and content.

1.4	“Form of Work” shall have the meaning as set forth in paragraph 3.1(c), hereof.

1.5           “Milestone Schedule” shall mean the schedule attached hereto as Exhibit 1 to this Agreement that describes the time table, deadlines and each time milestone event.

1.6           “Moral Rights of Authors” shall mean a composite right consisting generally of the following overlapping components:

(a)           The Right of Integrity: the right to insist that the work not be mutilated or distorted; and

(b)           Writer’s Credit and Right of Attribution: James Wojtak shall receive full writer’s credit and be acknowledged as the author of the Forms of Work and shall have the right to prevent others from naming anyone else as the author.

1.7          “Publication” shall mean the manufacture, packaging, marketing, promotion, advertising, sale and distribution.

ARTICLE 2.

TERM OF CONTRACT

2.1.          Term. This Agreement will operate from the date executed by both parties hereto until the date of completion of Contractor’s services as defined herein unless earlier terminated pursuant to the terms of this Agreement.

ARTICLE 3.

SERVICES TO BE PERFORMED BY CONTRACTOR

3.1           Specific Services/Forms of Work. Contractor agrees to provide to Company, the completed results and products of Contractor’s services, including all material created, added interpolated and submitted by Contractor as they pertain to:

(a)           Character development and concepting of the background and story line of the character “Doolittle”, which develops the history, current and forward looking focus of the life of Doolittle and includes the Company’s characters “Ajax” and “R-Dub. This shall be tendered by Contractor to the Company in the form of not less than three complete works written specifically for publication as Children’s Books.

(b)          In addition to normal drafts and re-writes performed during basic story development, Contractor shall devote any and all hours needed in collaboration with Company’s illustrator and complete any and all re-writes or revisions deemed necessary as a result of this collaboration.

(c)           The Character development, history, concepting of the background and story line, along with all drafts, re-writes performed during basic story development, revisions and completed works written specifically for publication as Children’s Books shall collectively be referred to as the “Forms of Work”, which Forms of Work are tentatively titled:

(i)	The Story of Doolittle, An Exceptional Young Gorilla;
(ii)	The Adventures of Dynamic Doolittle; and
(iii)	Doolittle’s Bad Day at School.

3.2.         Method and Place of Performing Services. Contractor shall deem when, where and how he is to work as a Contractor to the Company without control by the Company excepting the designation of the area of consultation and assistance needed by the Company.

3.3.          Hours. Contractor shall establish his own hours for which Contractor shall act as a Contractor to the Company and is not required to work any fixed hours, provided however that the work to be performed hereunder is completed pursuant to the Milestone Schedule attached hereto as Schedule A.

3.4           Location Where Service is to be Performed. Contractor shall perform all services at the location of his choosing.

3.5.          Contractors Choice in Performance of Services. Following the completion and delivery of the first Form of Work, tentatively titled “The Story of Doolittle, An Exceptional Young Gorilla”, Contractor need not perform services with regard to the other Forms of Work in any order of sequence set by the Company, and Contractor is free to follow his own pattern of work provided that said pattern is not in violation of this Agreement or any federal and/or state licensing or regulatory agency.

3.6.          Delivery. Contractor agrees to complete and deliver the services set forth above at paragraph 3.1, pursuant to the Milestone Schedule attached hereto as Exhibit 1.

ARTICLE 4.

COMPENSATION

4.1.          Forms of Compensation. Conditioned upon Contractor’s full performance of all of Contractor’s obligations hereunder, the Company will pay Contractor as full compensation for all services rendered and rights granted as follows:

(a)           Advance: Two thousand five hundred dollars ($2,500.00) paid upon the execution of this agreement of which $1,000 has been previously paid and of which Contractor acknowledges receipt of.

(b)          Payment on Acceptance: One thousand five hundred dollars ($1,500.00) paid upon completion of all three Forms of Work as defined in Article 3.1(c).

(c)           Payment on Publication: For Contractor’s services, as set forth herein, and provided that all works are completed within the agreed to time period, upon publication of the Company’s Children’s Book tentatively titled, “The Story of Doolittle, An Exceptional Young Gorilla”, the Company shall issue to Contractor ten thousand (10,000) shares of the Common Stock of the Company.

(d)      Royalties: In addition to the compensation defined in Articles 4.1(a), (b) and (c) above, the Company shall pay to Contractor royalties as set forth below:

(i)           Level 1 Royalties. With regard to each Form of Work as set forth in paragraph 3.1(c), immediately following the Company’s recovery of (x) the Advance as set forth in paragraph 4.1(a), (y) the Company’s costs of illustration and layout and (z) the Company’s cost of printing, all of which shall not exceed $15,000, the Contractor shall be paid a royalty percentage equal to fifteen percent (15.0%) of the total gross revenue received by the Company from the sale of the Forms of Work, (excluding shipping costs and sales tax), on each unit sold up to ten thousand units (10,000) of any and all Forms of Work as defined above, through any and all trade channels both foreign and domestic.

(ii)          Level 2 Royalties. After the Company has recovered (x) the Advance as set forth in paragraph 4.1(a), (y) the Company’s costs of illustration and layout and (z) the Company’s cost of printing, all of which shall not exceed $15,000, and upon unit sales reaching 10,000, the Contractor shall be paid a royalty equal to eighteen percent (18.0%) of the total gross revenue received by the Company from the sale of the Forms of Work, (excluding shipping costs and sales tax), on each unit sold in excess of ten thousand units (10,000) of any and all Forms of Work as defined above, through any and all trade channels both foreign and domestic.

(iii)         Level 3 Royalties. After the Company has recovered (x) the Advance as set forth in paragraph 4.1(a), (y) the Company’s costs of illustration and layout and (z) the Company’s cost of printing, all of which shall not exceed $15,000, and upon unit sales reaching 15,000, the Contractor shall be paid a royalty equal to twenty percent (20.0%) of the total gross revenue received by the Company from the sale of the Forms of Work, (excluding shipping costs and sales tax), on each unit sold in excess of fifteen thousand units (15,000) of any and all Forms of Work as defined above, through any and all trade channels both foreign and domestic.

(iv)       Licensing Agreements: Should the Company enter into any licensing agreement with any or all of the defined Forms of Work, the Contractor shall be paid ten percent (10%) of the total gross revenue received by the Company from the licensee. Units of Forms of Work sold through any licensing agreement are valid toward fulfillment of each Royalty Level set forth in paragraphs 4.1(d)(i), (ii) and (iii) above.

4.2        Calculation and Payment of Royalties. Within twenty (20) days after the end of each calendar quarter, Company will provide Contractor with a royalty statement in Company’s standard form (the ‘Royalty Statement”). In conjunction with the Royalty Statement, Company will credit to Contractor’s account the royalties earned during the preceding quarter. Company may maintain reasonable reserves against returns as set forth in paragraph 4.3(b) below. If Company makes any overpayment to Contractor, Contractor will reimburse Company for such overpayment. Company may also deduct any overpayment from payments due or becoming due to Contractor hereunder. If Company pays Contractor on the sale of Units that are later returned, those payments will be considered overpayments. There will be a single royalty account for all Forms of Work subject to this Agreement. Contractor will be deemed to have consented to all accountings rendered by Company under this Agreement, and these accountings will be binding upon Contractor, subject to the Contractor’s Audit Right as set forth in paragraph 4.5, below. The royalties with respect to sales outside the United States will be computed in the same national currency to which Company is accounted by its licensees and will be paid to Contractor at the same rate of exchange as Company is paid.

4.3          Specific Exclusions and Discounts from Royalties Rate. In the following circumstances the computations set forth in paragraph 4.1(d)(i)(ii)(iii) and (iv) will not include the units distributed by the following means in regard to the fulfillment of the stated threshold amounts:

(a)         Exclusion on Units Used in Give-Away or Promotional Capacity. Per the discretion of the Company a given number of units may be distributed for an amount or for no charge at all. Such distributions may include donations to schools, libraries, charitable organizations, or necessary and reasonable promotional and marketing efforts.

(b)         Returned Units. The Company shall be entitled to maintain a reserve against future returns. The base reserve established under this Agreement for any calendar quarter will be ten-percent (10.0%) percent the total royalties due and payable to Contractor, as applicable for such calendar quarter and an accounting period to total four (4) quarters. After the expiration of the accounting period, the reserve shall be paid out to the Contractor less any amount of actual returns received. Therefore, the reserve shall be liquidated after a period not to extend one accounting year or four (4) quarters.

4.4          Payment Direction. All payments to Contractor pursuant to this Agreement will be made to the order of James Wojtak/Farpoint Productions and will be sent to 3429 1st Avenue, San Diego, California 92103. All invoices to Company will be sent to 4180 La Jolla Village Drive, Suite 500, La Jolla, California 92037.

4.5          Audit Right. Contractor will have the right at Contractor’s sole cost and expense to appoint a Certified Public Accountant who is not then currently engaged in an outstanding audit of Company to examine Company’s books and records as the same pertain to sales of products under this Agreement; provided, however, that any examination will be for a reasonable duration, will take place at Company’s offices during normal business hours on reasonable prior written notice, and will not occur more than once in any calendar year.

4.6          Audit Discrepancy. Should an audit by Contractor establish a deficiency of more than ten percent (10.0%) between the amount found to be due and the amount actually paid or reported, Contractor’s actual out-of-pocket costs of the audit will be paid by Company together with the amount of the deficiency, plus statutory interest from the date such amount became due until the date of payment. Company will pay such amount within thirty (30) days.

ARTICLE 5.

PROPERTY RIGHTS IN DATA AND WORKS

5.1          Ownership. Contractor agrees that the Company is the owner of all rights, titles and interests in all Work Product of Contractor in perpetuity, including all rights of every kind and nature in the Work Product, including, but not limited to any and all content contained therein and all plot, stories, characters, settings, and/or events and all proprietary rights in connection therewith, whether or not ultimately utilized by Company, remakes, sequels and spin-offs, and all of the results and proceeds thereof in whatever stage of completion as may exist from time to time, together with the rights generally known as the “Moral Rights of Authors” that are used by, developed for, or paid for by the Company in connection with the performance of any services provided by Contractor before or after the execution of this Agreement.

5.2          Proprietary Rights. In no way limiting Article 5.1 above, Contractor agrees that all copyrights, patents, trademarks and other proprietary rights in Contractor’s work product that are paid for by the Company or developed by Contractor in connection with this Agreement are owned by the Company and Contractor hereby assigns to the Company all rights, titles and interests in such copyrights, patents, trademarks and other proprietary rights. This assignment is evidenced by the Copyright Assignment which directly follows this Agreement as Exhibit 2. Furthermore, Contractor hereby agrees to sign any and all documents as may be required by the Company or the Company’s legal counsel in order to implement the assignment and perfect title to said Forms of Work in the Company.

5.3          Access. The Company shall have unrestricted access to all media containing Company data from time to time in connection with the performance of the services required of Contractor under this Agreement. Contractor, at the request of the Company, promptly shall deliver to the Company all computer programs, files, media, documentation and related materials, concerning any services provided by Contractor before or after the date of this Agreement.

ARTICLE 6.

CONFIDENTIAL INFORMATION

6.1          Non-Disclosure. Each party agrees not to use, disclose, sell, license, publish, reproduce or otherwise make available the Confidential Information of the other party except and only to the extent necessary to perform under this Agreement. Each party agrees to secure and protect the other party's Confidential Information in a manner consistent with the maintenance of the other party’s confidential and proprietary rights in the information and to take appropriate action by instruction or agreement with its employees, Contractors or other agents who are permitted access to the other parties Confidential Information to satisfy its obligations under this Article.

6.2          Definition of Confidential Information. Confidential Information means a party's information, not generally known by non-party personnel, used by the party and which is proprietary to the party or the disclosure of which would be detrimental to the party. Confidential Information includes, but is not limited to, the following types of information (whether or not reduced to writing or designated as confidential):

(a)           work product resulting from or related to services performed under this Agreement;

(b)	a party’s computer software, including documentation;

(c)           a party’s internal personnel, financial, marketing and other business information and manner and method of conducting business;

(d)	a party’s strategic, operations and other business plans and forecasts;

(e)           confidential information provided by or regarding a party's employees, customers, vendors and other contractors; and

(f)	the existence of a contractual relationship between the parties.

6.3          Confidentiality Agreement with Contractor's Employees. All of Contractor's employees or agents who perform services for the Company shall sign a confidentiality agreement in a form approved by the Company.

ARTICLE 7.

WARRANTIES

7.1          Warranties. Contractor warrants the following with respect to services performed under this Agreement by him:

(a)           Compliance with Specifications. Contractor’s work product will strictly comply with the descriptions and representations as to the services that are to be provided by the Contractor under this Agreement.

(b)          Non-Infringement of Third Party Rights. The services that Contractor will provide pursuant to this Agreement will not violate or in any way infringe upon the rights of third parties, including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright or patent rights.

ARTICLE 8.

TERMINATION OF AGREEMENT

8.1          Expiration of Agreement. Unless otherwise terminated as provided herein, this Agreement shall continue in force until that date as set forth in Article 1.1 above.

8.2          Termination on Occurrence of Stated Events. This Agreement shall terminate automatically on the occurrence of any of the following events:

(a)	Bankruptcy or insolvency of either Contractor or the Company;

(b)	Mutual Agreement of the Company and Contractor; or

(c)           Assignment of this Agreement by either party without the written consent of the other party.

8.3          Termination by the Company for Default of Contractor. Should Contractor default in the performance of this Agreement or materially breach any of its provisions, the Company, at the Company's option, may terminate this Agreement by giving ten (10) days prior written notice to Contractor.

8.4          Termination by Contractor for Default of the Company. Should the Company default in the performance of this Agreement or materially breach any of its provisions, Contractor, at Contractor's option, may terminate this Agreement by giving ten (10) days prior written notice to Contractor.

8.5          Termination for Failure to Make Agreed-upon Payments. Should the Company fail to pay Contractor all or any part of the compensation set forth in Article 4., of this    Agreement on the date due, Contractor, at Contractor's option, may terminate this Agreement if the failure is not remedied by the

Company within ten (10) days from the date payment is due, at which time the entire balance due hereunder shall become due and payable and Contractor shall have not further obligation to perform consulting services to Company.

8.6          Obligations upon Expiration or Termination. Upon expiration or termination of this Agreement, Contractor shall promptly return to the Company all computer programs, files, documentation, media, related material and any other material that, pursuant Article 6., above, is owned by the Company. Expiration or termination of this Agreement shall not relieve either party of its obligations regarding the Confidential Information under Article 7., above.

8.7        Pay Back to Company. To the extent Contractor subsequently receives any payment from third parties in connection with the Forms of Work, Contractor will pay the Company one hundred percent of any payment received whereupon the Company will pay Contractor the requisite Royalty as set forth in paragraph 4.1(d) above.

ARTICLE 9.

ASSIGNMENT AND SUCCESSORS

9.1	No Assignment. This Agreement is personal to the Contractor and, without the prior written consent of the Company, shall not be assignable by the Contractor.

9.2      Subcontracting. Any subcontract made by Contractor with consent of the Company shall incorporate by reference all the terms of this Agreement. Contractor agrees to guarantee the performance of any subcontractor used to perform the services required of the Contractor under this Agreement.

9.3      Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

ARTICLE 10.

GENERAL PROVISIONS

10.1    Status as Independent Contractor. Contractor and the Company are entities independent of one another and neither party's employees will be considered employees of the other party for any purpose. This Agreement does not create a joint venture or partnership, and neither party has the authority to bind the other to any third party.

10.2    Jurisdiction, Venue, and Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of California, applicable to agreements executed and to be wholly performed therein. Any controversy or claim arising out of or in relation to this Agreement or the validity, construction or performance thereof, shall be resolved by arbitration in accordance with the rules and procedures of the American Arbitration Association under its jurisdiction in San Diego before a single arbitrator familiar with entertainment/literary law. The parties shall have the right to engage in pre-hearing discovery in connection with such arbitration proceedings. The parties agree hereto, that they will abide by and perform any award rendered in any arbitration conducted pursuant hereto, that any court having jurisdiction thereof may issue a judgment based upon such award and that the prevailing party in such arbitration and/or confirmation proceeding shall be entitled to recover its reasonable attorney’s fees and expenses. The arbitration will be held in San Diego and any award shall be final, binding and non-appealable. The Parties agree to accept service of process in accordance with American Arbitration Association rules.

10.3    Entire Agreement Between Parties. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the rendering of services by Contractor to the Company, and contains all of the parties with respect to such services. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

10.4    Modification. No modification of this Agreement shall be effective unless in writing and signed by both parties.

10.5    Severability. If any provision of this Agreement is invalid or unenforceable under any statute or rule of law, the provision is to that extent to be deemed omitted, and the remaining provisions of this Agreement shall not be affected in any way.

10.6    Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail; registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties as follows:

If to Contractor address to:

James Wojtak
Farpoint Productions
3439 1st Avenue
San Diego, California 92103

If to the Company address to:

George G. Chachas, President
Out of Bounds Sports Co.
4180 La Jolla Village Dr.
Suite 500
La Jolla, CA 92037

or such other address as each party may change from time to time by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of five (5) days after mailing.

10.7    Exhibits. All Exhibits referred to in this Agreement shall be attached hereto and are hereby incorporated herein.

10.8    Counterparts. This Agreement may be executed in any one or more counterparts, all of which taken together shall constitute one instrument.

10.9    Facsimile Signatures. It is expressly agreed that the parties may execute this Agreement via facsimile signature and such facsimile signature pages shall be treated as originals for all purposes.

IN WITNESS WHEREOF, this agreement is effective as of the date first above written and is executed by the parties on the dates set forth below.

The Company

Out of Bounds Sports Co.
A Nevada Corporation

/s/ George G. Chachas
Dated: February 18, 2000	________________________________
By: George G. Chachas
Its:	President

The Contractor

/s/ James Wotjak
Dated: February 18, 2000	________________________________

By: James Wojtak individually and

on behalf of Farpoint Productions

EXHIBIT 1

Milestone Schedule

Milestone Events	Deliverable Items	Delivery Schedule	Compensation Due
1. Execution of Agreement	Payment of Advance	February 18,2000	$1,000 Paid $500 Due

2. Final version of first Form of Work.

3. Draft of 2nd Form of Work.

4. Revisions to 2nd Form of Work.

5. Final version of 2nd Form of Work

6. Draft of 3rd Form of Work.

7. Revisions to 3rd Form of Work.

8. Final version of 3rd Form of Work

Delivery of Final Form of Work entitled, “The Story of Doolittle, An Exceptional Young Gorilla”.

Delivery of the first draft of the Form of Work entitled “The

Adventures of Dynamic

Doolittle.”

Discuss, comment period and delivery of revisions to the Form of Work The Adventures of Dynamic Doolittle.

Delivery of Final of Form of Work entitled The Adventures of Dynamic Doolittle

Delivery of the first draft of the Form of Work entitled

“Doolittle’s Bad Day at School.”

Discuss, comment period and delivery of revisions to the Form of Work “Doolittle’s Bad Day at School.”

Delivery of Final of Form of Work entitled

“Doolittle’s Bad Day at School.”

		February 18, 2000 February 28, 2000 March 7, 2000 March 14, 2000 March 24, 2000 March 31, 2000 April 7, 2000	N/A N/A N/A N/A N/A N/A $1,500
9. Publication of any Form of Work	Delivery of 10,000 Shares of Common Stock of	Upon Publication	10,000 Shares of Common Stock
10. Royalties	Royalties Begin	Sale of Books or Licensing Agreement	Royalties per Sec. 4.1(d)

EXHIBIT 2

COPYRIGHT ASSIGNMENT

Whereas, James Wojtak and Farpoint Productions (hereinafter “Assignor”) has been retained to perform writing and concepting services for and with regard to development of the life history and story line pertaining to the Company's main character "Doolittle" and additional characters “Ajax” and “R-Dub, known as Forms of Work, as more fully described in Section 3.1 of that certain Restated Independent Contractor Agreement executed concurrently herewith.

And, Whereas, it is the intention of all parties (Assignor & Assignee) to the effort to produce that the above work and Forms of Work , and all rights to such work and Forms of Work, whether it be deemed work for hire or otherwise, should be the property of:

OUT OF BOUNDS SPORTS CO., A Nevada Corporation (“Assignee”)

NOW THEREFORE, IN CONSIDERATION of good and valuable consideration as set forth in the Restated Independent Contractor Agreement executed concurrently herewith, Assignor hereby transfers all rights, title and interest in such work and Forms of Work or property to Assignee.

Assignee is free to assign, convey, reproduce , license, or otherwise authorize use of such work, including the preparation of derivative works in any and all mediums of expression existing now or developed in the future, in whole or in part, to whomever or however Assignee desires in Assignee’s absolute discretion. Assignor retains no rights in or to the work.

Assignor specifically waives all moral rights as defined in 17 U.S.C. §106A or otherwise.

Assignor covenants and agrees to execute any and all additional documents necessary or appropriate for the registration of the work and/or recordation of this Assignment; and to assist in defense of the Assignment, should the right, title or interest purchased by Assignee under this Assignment be challenged.

Assignor States that the above work, art or design is of Assignor’s own creation. It is an original work of authorship by Assignor and no other person or entity has any right, title or interest in it other than George G. Chachas, the creator of the characters and concept of such characters,

/s/ James Wotjak
Dated: February 18, 2000	________________________________

By: James Wojtak individually and

on behalf of Farpoint Productions

(Writer – Assignor)

Out of Bounds Sports Co.

(Assignee)

/s/ George G. Chachas
Dated: February 18, 2000	________________________________

By: George G: Chachas

Its: President